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                                                                    EXHIBIT 10.4

                                                                 August 13, 2003

Mr. Peter Astrauskas
3034 E. Nance Street
Mesa, Arizona 85213-1644

Dear Peter,

This confirms our discussions on the offer of employment, and your acceptance, on the following terms and conditions:

Title. Your title will be Vice President-Engineering, reporting directly to me. I will submit your name to the Board of Directors at the next board meeting for election as an officer of the corporation.

Responsibilities. You will be responsible for the development and implementation of value engineering initiatives in our manufacturing processes and in our product offerings.

Base Salary. Your base salary will be $170,000 per year.

Bonus. Your target bonus opportunity under the company's Management Incentive Program will be 50% of base salary per year. Your bonus for 2003 will be prorated.

Sign-On Bonus. You will receive a sign-on bonus of $15,000.00.

Share Purchase. You will purchase 400 shares of common stock of Dayton Superior Corporation at a price of $24.00 per share. You will complete such purchase within 30 days after commencing your employment with the company. This purchase of common stock will be presented to the Board of Directors for approval.

Stock Options. You will receive a grant to acquire 20,000 shares of common stock in Dayton Superior Corporation at the time you join the company, at a price of $24.00 per share, subject to the terms of the company's 2000 Stock Option Plan. This grant of options will be presented to the Board of Directors for its approval.

Car Allowance. You will receive a car allowance of $1,150 per month.

Start Date. Your employment will commence on or about September 8, 2003.

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Mr. Peter Astrauskas, Page 2, August 13, 2003

Employment Agreement. As you understand, your employment with the company is "at will." However, we will provide you with twelve (12) months of base salary and car allowance payments if your employment with the company is terminated for any reason other than (i) for "cause," as defined below, or (ii) your resignation, within one year from the date you commence employment with the company. For purposes of this letter, "cause" shall mean:

         (i) Willful or gross misconduct or material failure in the performance of the duties commensurate with your position, other than any such failure resulting from your "disability" (as defined below), which misconduct or failure continues beyond 14 days after the Company notifies you, in writing, of the Company's finding of such misconduct or failure; or

         (ii) Conviction of or a plea of guilty or nolo contendre to a felony, or a crime of moral turpitude; or

         (iii)    Fraud or personal dishonesty involving the Company's assets.

Relocation. You will be eligible to participate in the relocation program for existing employees. As an alternative, in the event you choose not to relocate to the Dayton, Ohio area, the Company will provide you with a furnished one-bedroom apartment in Dayton up to $1,365 per month.

Employee Benefits. You will be eligible to participate in the normal Dayton Superior benefits programs under the terms of the plan documents. For your medical and health benefits, the company will reimburse you monthly for private health and medical coverage (COBRA, etc.) until such time as you are eligible to participate in the Dayton Superior programs.

Vacation. You will receive four (4) weeks of vacation each year. Your vacation for 2003 will be prorated.

Drug Screen. This offer is contingent upon you passing a pre-employment drug screen. You should contact Doug Good at (937) 866-0711, extension 260, to arrange for this test.

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Mr. Peter Astrauskas, Page 3, August 13, 2003

Peter, I'm excited about you joining our team and look forward to working with you on the many challenges we will be facing in the future. Please sign the enclosed copy of this letter indicating your acceptance of these terms. Please fax the signed copy to my attention at (937) 428-9115 and return the original in the enclosed envelope.

                                        Sincerely,

                                        DAYTON SUPERIOR CORPORATION

                                        Stephen R. Morrey
                                        President and Chief Executive Officer

SRM:ll
Enclosures

Accepted by:

_________________________________               __________________
Peter Astrauskas                                Date